Exhibit 10.17

RESIGNATION AGREEMENT AND RELEASE

This Resignation Agreement and General Release (“Agreement”) by and between SAVVIS, INC., a Delaware Corporation, and any and all subsidiaries and/or affiliated entities (hereafter collectively referred to as “SAVVIS” or “Company”), and ROBERT A. McCORMICK (hereafter “McCormick”), confirms the understanding and agreement reached between the Company and McCormick, based upon the desire of the parties to conclude all issues related to the employment relationship upon the mutually acceptable terms and conditions and for the consideration set forth hereafter. The parties accordingly agree as follows:

1. McCormick hereby acknowledges and agrees that he has submitted his resignation as Chairman and member of the Board of Directors (“Board”) of SAVVIS, as Chief Executive Officer of SAVVIS, and in any other role or capacity in which he has served with the Company. McCormick further understands, acknowledges and agrees that the Board has accepted his resignation, to be effective on November 23, 2005, thereby terminating as of that date all further benefits and/or obligations of SAVVIS to McCormick, of whatever kind or nature, except as otherwise specifically provided in this Agreement.

2. McCormick agrees that he will cooperate with SAVVIS in any litigation or governmental inquiries or investigations relating to matters in which he has been directly involved.

3. McCormick agrees that he will fully indemnify SAVVIS from any liability incurred by SAVVIS arising from or in connection with the disputed American Express charges incurred in October 2003, including, but not limited to, liability in connection with the lawsuits filed against SAVVIS by American Express and by 333 East 60th Street, Inc. d/b/a Scores Showroom and NYC Banquet and Catering Services.

4. McCormick agrees to place in an escrow account the sum of Twenty Thousand Dollars ($20,000.00), for amounts that may be determined to be owed to American Express on the corporate credit card provided to McCormick for charges and expenses incurred by him that are not legitimate business expenses.

5. SAVVIS hereby agrees that, as consideration for this Agreement, McCormick will receive his bonus for 2005, pro-rated through the date of his resignation. SAVVIS agrees that it will pay McCormick the base bonus amount within ten (10) days of the effective date of his resignation. The final bonus amount will be determined when bonuses are determined for senior executives of SAVVIS, and any additional amount that may be due will be paid on a pro-rated basis, less the base amount to be paid as set forth above, when bonuses are paid to senior executives of SAVVIS.

6. As additional and further consideration, SAVVIS agrees that, if McCormick elects to continue his current health insurance coverage under the Company’s group health insurance policy pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA), SAVVIS agrees to pay his monthly premium for continuation of his current coverage for the period through March 31, 2006, provided that, if prior to March 31, 2006, McCormick becomes eligible to participate in any other group health plan as part of full-time employment, he will immediately notify the Company of such eligibility, and SAVVIS shall thereafter make no further payment for COBRA coverage for him. McCormick understands and agrees that, should he elect to continue COBRA coverage after March 31, 2006, he will be responsible for the cost of all premiums for coverage after that date.

7. SAVVIS agrees that any stock options previously offered to McCormick that are scheduled to vest before March 31, 2006, will be accelerated to vest on the effective date of McCormick’s resignation. The period during which McCormick may exercise these options will extend through December 31, 2006. Subject to these exceptions, McCormick’s exercise of these options shall be in accordance with the terms of his option agreements. SAVVIS offers to buy any SAVVIS shares owned by McCormick at the fair market value price for thirty (30) days after McCormick’s effective resignation date. The “fair market value,” for purposes of SAVVIS’ purchase of any shares from McCormick during the 30-day period, shall be the closing price on the day before his resignation becomes effective. McCormick hereby agrees to give SAVVIS the right of first refusal to buy any of his shares thereafter at the fair market value at the time of sale. Any such purchase by SAVVIS shall be in compliance with any applicable limitations and restrictions imposed by the Company’s Credit Agreement with Wells Fargo Foothill, Inc, dated June 10, 2005, and other applicable agreements, if any.

8. Effective upon execution of this Agreement, on behalf of himself, his heirs, assigns and agents, and for the consideration provided for in this Agreement, the sufficiency of which McCormick hereby acknowledges, McCormick hereby releases, settles and forever discharges SAVVIS, its officers, directors, employees, agents, representatives and affiliated entities, from any and all claims, actions, rights, demands, damages, or any liability of whatever kind or nature, whether known or unknown. This release includes, without limiting the generality of the foregoing, any claim for constructive discharge or wrongful termination based upon any factor, and any right to pursue to trial, hearing or judicial review any charges or complaints filed pursuant to or under Title VII of the Civil Rights Act of 1964, as amended, the Missouri Human Rights Act, the Equal Pay Act, the Americans with Disabilities Act, the Age Discrimination in Employment Act, and/or any other employment discrimination laws of the local, state or federal government. This release further includes all court actions based upon contract, expressed or implied, or upon a tort claim of any kind, relating to or arising from McCormick’s employment with SAVVIS or relating to the termination of his employment with the Company, or otherwise arising under Missouri statutory or common law. Further, McCormick expressly waives any claim, demand or right to reinstatement or rehiring to any position or relationship with the Company now or in the future, as well as any claims or rights arising under the Missouri Service Letter Statute, RSMo. § 290.140. McCormick fully understands and agrees that the consideration provided for in this Agreement is for the complete settlement, release and discharge by McCormick of any and all claims, demands and actions against SAVVIS, its officers, directors, employees, agents and affiliated entities, that lawfully may be waived and released, of whatever kind or nature.

9. McCormick represents that he has no pending lawsuits, charges or complaints against SAVVIS before any local, state or federal agency or court concerning his employment with or separation from employment with SAVVIS, or concerning any conduct occurring before his execution of this Agreement. McCormick agrees to pay all legal costs and reasonable attorney’s fees incurred by SAVVIS in the enforcement of this Agreement and/or defense of any lawsuit by McCormick for any claim encompassed by the waiver and release in Paragraph 8.

10. McCormick agrees that, without limitation as to time, he shall not disclose, divulge or communicate in any fashion, form or manner to any person, firm, partnership, corporation or other entity, or use for his own benefit, any trade secrets (whether patentable or not) or any confidential information of the Company unless he obtains prior written consent for such use or disclosure from the Board of SAVVIS. As used in this Agreement, “confidential information” shall include, but not be limited to, information obtained as a result of his employment with SAVVIS and not otherwise generally known in the Company’s industry, such as: books, records, and computer disks relating to the operation, finance, accounting, sales, personnel or management of SAVVIS; customer names and addresses; price lists and other pricing-related information; cost lists and other costs-related information; customer service requirements; pricing methods; terms and conditions of customer contracts; supplier and vendor names and contact information; manufacturing processes; methodologies of doing business; marketing plans and other marketing information; business plans and related information; technical information and processes; and software and computer programs and codes.

All confidential information as set forth above is and shall remain solely and exclusively the property of SAVVIS. To the extent he has not already done so, McCormick understands, acknowledges and agrees that he shall promptly deliver the confidential information to SAVVIS, without retaining any copies, notes, or excerpts thereof. McCormick warrants and represents that he has not removed from the property or premises of SAVVIS any confidential information or other documents or data relating to the business of the Company, or copies thereof. All confidential information or copies, whether made by McCormick or by others, are acknowledged by McCormick to be the property of SAVVIS and are not to be used for the benefit of McCormick or for any other person’s benefit.

11. For a period of one (1) year from the effective date of McCormick’s resignation, McCormick agrees that he will not, either personally or as an executive, agent, director, officer, shareholder, employee, partner, manager, agent, advisor, independent contractor, proprietor, consultant or otherwise: (i) directly or indirectly solicit business from any customers of Company for products or services that are similar to or competitive with products or services offered or sold by SAVVIS as of his effective resignation date; (ii) directly or indirectly divert any business from SAVVIS by influencing or attempting to influence any customers of the Company; (iii) directly or indirectly attempt to attract any supplier away from SAVVIS or use information regarding the Company’s suppliers in any way that would detrimentally affect SAVVIS; and (iv) directly or indirectly solicit or recruit away from SAVVIS the services of any of the employees or agents of the Company, or induce in any way any non-performance of any of the obligations of such employees or agents to SAVVIS. The provisions of this paragraph do not prohibit McCormick’s employment with a competitor of SAVVIS nor the solicitation or acceptance of business from SAVVIS customers by the competitor, so long as McCormick himself fully complies with the restrictions and limitations set forth above.

12. McCormick agrees not to make any negative or disparaging comments or statements of any nature about SAVVIS, or its current or former officers, directors, employees, affiliated entities, representatives and/or agents, or solicit or encourage others to do so.

McCormick may give truthful testimony if properly noticed for deposition or properly subpoenaed to do so. SAVVIS agrees that its executive officers and directors shall not publicly make negative or disparaging comments about McCormick or solicit or encourage others to do so, but may give truthful testimony if properly noticed for deposition or properly subpoenaed to do so.

13. This Agreement shall be interpreted and construed under the internal laws of the State of Missouri.

14. If a court decides that any part of this Agreement is illegal or invalid, the remaining parts shall not be affected and the illegal or invalid part shall be deemed not to be a part of this Agreement.

15. This Agreement may be executed in counterparts so that each party has an original document.

16. McCormick expressly acknowledges that he has had a full opportunity to read and consider this Agreement, and to seek advice from any source he may desire regarding this Agreement prior to executing it, and that he has, in fact, been represented by counsel in connection with the execution of this Agreement. McCormick expressly acknowledges that he is voluntarily entering into this Resignation Agreement and Release, and fully understands and agrees to all of its terms. McCormick acknowledges that he would not have received the consideration recited above except for the execution of this Agreement.

17. This Resignation Agreement and Release constitutes the entire agreement between SAVVIS and McCormick, fully supersedes any and all prior agreements, written or oral, between the parties relating to McCormick’s employment and separation from employment. Any amendments or modifications to this Agreement must be in writing and signed by both parties.

Approved and agreed to by the undersigned.

By:	/s/ Robert A. McCormick
Robert A. McCormick
Print Name: Robert A. McCormick
Date:	November 23, 2005

SAVVIS, INC.

By:	/s/ Jeffrey H. VonDeylen
Title:	Chief Financial Officer
Date:	November 23, 2005

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